Exhibit 99.1

Hi-Tech Pharmacal Divests its Midlothian Laboratories Division
AMITYVILLE, N.Y., May 10, 2011 (BUSINESS WIRE) --

Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK), a specialty pharmaceuticals company, announced today that it has divested the Midlothian Laboratories division in exchange for a cash payment. Hi-Tech retained marketing and distribution rights to generic buprenorphine sublingual tablets, an ANDA that is filed with the FDA, an ANDA that is in development and a royalty stream from products previously divested. Metrics, Inc, a drug development company located in North Carolina acquired Midlothian Laboratories from Hi-Tech.

David Seltzer, President and CEO of Hi-Tech Pharmacal said, "The divestiture of Midlothian Laboratories enables us to focus management's time and attention on approved products within our generic business. I extend our thanks to the employees of Midlothian Laboratories for the contribution they made to Hi-Tech Pharmacal."

Hi-Tech currently has 11 products awaiting approval at the FDA, targeting brand and generic sales of approximately $1.0 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $4 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

About Hi-Tech Pharmacal

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Hi-Tech Pharmacal Co., Inc.

Hi-Tech Pharmacal Co., Inc.
Bill Peters, 631-789-8228